Exhibit 3.34
PRECISION LIMITED PARTNERSHIP
LIMITED PARTNERSHIP AGREEMENT AMENDING AGREEMENT
This Agreement made as of the 19th day of December, 2008:
BETWEEN:
PRECISION DRILLING LIMITED, a corporation incorporated under the laws of the Province of Alberta (hereinafter called the “General Partner”)
- and -
PRECISION DRILLING CORPORATION a corporation amalgamated under the laws of the Province of Alberta, Precision Drilling Limited, a corporation incorporated under the laws of the Province of Alberta and each person who, from time to time, is accepted as and becomes a limited partner of the Partnership (as herein defined) (collectively, the “Limited Partners”)
WHEREAS 1253196 Alberta Ltd. (the former name of the General Partner) and the Limited Partners have entered into a Limited Partnership Agreement (the “Limited Partnership Agreement”) made effective August 15, 2006 which created Terra Water Systems Limited Partnership (which subsequently had its name changed to “Precision Limited Partnership”) (the “Partnership”);
AND WHEREAS the parties hereto wish to amend the Limited Partnership Agreement to provide that interests in the Partnership are “securities” for purposes of the Securities Transfer Act (Alberta) and any similar legislation in Canada;
NOW THEREFORE for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.	Section 5.9 is added to the Limited Partnership Agreement as follows:

“Class A Units, Partnership Units, Units and any general partner interests in the Partnership are “securities” for purposes of the Securities Transfer Act (Alberta) and any similar legislation in Canada.”

2.	It is declared and agreed that covenants, clauses, agreements, provisos, stipulations, conditions, powers, matters and things whatsoever contained in or implied from the said Limited Partnership Agreement shall continue in force and apply, except as to those which are amended by the terms as set forth herein, and the said Limited Partnership Agreement as amended hereunder, is hereby ratified and confirmed.

3.	This Agreement may be executed in one or more counterparts and when each party has executed and delivered a counterpart to the other parties hereto, each of such counterparts shall be deemed to be an original and all of such counterparts when taken together shall constitute one and the same agreement. This Agreement or a counterpart hereof may be executed and transmitted by fax, with transmission confirmed as complete, and if so executed and transmitted, this Agreement shall be for all purposes as effective and binding upon the faxing party as if such party had delivered an originally executed document. A party transmitting an executed document by facsimile transmission shall forthwith deliver to the other parties the original of the executed document.

4.	The terms of this Agreement are governed under the laws of the Province of Alberta.
IN WITNESS WHEREOF the parties have executed Agreement as of the date first above written.

PRECISION DRILLING LIMITED		PRECISION DRILLING CORPORATION

Per:	/s/ Darren J. Ruhr	Per:	/s/ Darren J. Ruhr

Exhibit 3.34
TERRA WATER SYSTEMS LIMITED PARTNERSHIP
LIMITED PARTNERSHIP AGREEMENT
     THIS LIMITED PARTNERSHIP AGREEMENT is made effective this 15th day of August, 2006.
BETWEEN:
1253196 ALBERTA LTD., a body corporate, incorporated under the laws of the Province of Alberta (hereinafter referred to as the “General Partner”)
OF THE FIRST PART
- and -
PRECISION DRILLING CORPORATION, a body corporate incorporated under the laws of the Province of Alberta (hereinafter referred to as the “Initial Limited Partner”)
OF THE SECOND PART
- and -
each person who, from time to time, is accepted as and becomes a limited partner of the partnership formed pursuant to this Agreement in accordance with the terms and conditions of this Agreement (the “Limited Partners”).
OF THE THIRD PART
     WHEREAS the General Partner and the Initial Limited Partner wish to form and organize a limited partnership as set out herein;
     NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises, mutual covenants and agreements herein set forth, the parties covenant and agree, each with the others, as follows:
ARTICLE 1
DEFINITIONS
1.1 In this Agreement, including the following definitions and the schedules hereto, unless the context otherwise clearly requires, the following words or phrases shall have the following meanings:
(a)	“Available Cash” means cash on hand, credit balances with banks and the realizable value of short term investments;

(b)	“Business” has the meaning set forth in Section 4.1;

(c)	“Capital Contribution” means the amount agreed to be contributed to the capital of the Partnership from time to time by each Partner for the purchase of Class A Units;

(d)	“Certificate” means that certificate of limited partnership no. 12616330 and any amendments thereto filed and recorded in respect of the Partnership pursuant to the Partnership Act in the Corporate Registry for the Province of Alberta and all notices to amend such certificates filed and recorded as aforesaid;

(e)	“Class A Unit” means a Class A Unit of the Partnership;

(f)	“Dollars” or “$” means Canadian dollars;

(g)	“ETA” shall mean the Excise Tax Act (Canada), as amended from time to time;

(h)	“Existing Limited Partners” means the General Partner and the Initial Limited Partner;

(i)	“Extraordinary Resolution” means a resolution passed by not less than 66• % of the votes cast by Partners who voted with respect to such resolution at a meeting of Partners (or any adjournment thereof) called to consider, among other matters, the specific subject matter of the resolution; or a resolution consented to in writing by Partners holding at least 66• % of the Units in the Partnership entitled to vote if the resolution were being passed at a meeting;

(j)	“Fiscal Year” means the fiscal year of the Partnership as referred to in Section 10.1 and “Fiscal Year End” means the end of a Fiscal Year;

(k)	“General Partner” means 1253196 Alberta Ltd. and each other party who becomes an additional General Partner or substitute General Partner pursuant to the terms and conditions of this Agreement;

(l)	“Initial Limited Partner” means Precision Drilling Corporation;

(m)	“ITA” shall mean the Income Tax Act (Canada), as amended from time to time;

(n)	“Limited Partners” means all of those parties who acquire and hold Class A Units in the Partnership and whose names are set out in a Certificate;

(o)	“Ordinary Resolution” means a resolution passed by more than 50% of the votes cast by Partners who vote with respect to such resolution at a meeting of Partners (or any adjournment thereof) called to consider, among other matters, the subject matter of the resolution; or a resolution consented to in writing by Partners holding more than 50% of the Units in the Partnership entitled to vote if the resolution were being passed at a meeting;

(p)	“Partners” means the General Partner together with the Limited Partners and “Partner” means any one of them;

(q)	“Partnership” means Terra Water Systems Limited Partnership, a limited partnership formed August 15th, 2006 under the Partnership Act;

(r)	“Partnership Act” means the Partnership Act (Alberta), as amended;

(s)	“Partnership Certificate” has the meaning set forth in Section 13.1;

(t)	“Partnership Units” means limited partnership units in the Partnership, initially consisting of Class A Units;

(u)	“Reserves” means amounts to be retained by the Partnership which in the opinion of the General Partner are necessarily retained for the time being, having regard to the current and anticipated cash needs of the Partnership:
(i)	in order to provide for the orderly payment of obligations owing, to become owing or anticipated to be incurred by the Partnership, or

(ii)	to comply with any commitments as to the financial condition of the Partnership as contained in any financing documents providing for or securing financial accommodation to the Partnership;
(v)	“Sharing Ratio” means the ratio of the aggregate Class A Units held by each Partner to the aggregate number of outstanding Class A Units held by all Partners;

(w)	“Subscription Form and Power of Attorney” means the form attached hereto as Schedule “B”;

(x)	“Transfer Form” means the form attached hereto as Schedule “C”; and

(y)	“Unit” means a Class A Unit and “Units” means collectively the Class A Units issued by the Partnership.
1.2 Interpretation
Unless the context otherwise requires:
(a)	“this Agreement”, “herein”, “hereof, “hereto”, “hereunder” and similar expressions mean and refer to this Agreement as supplemented or amended and not to any particular Article, Section, Schedule or other part hereof; and the expressions “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this Agreement;

(b)	where the word “including” or “includes” is used in this Agreement it means including (or includes), without limitation;

(c)	words importing the singular number of masculine gender only shall include the plural number or the feminine gender, and vice versa;

(d)	all references to “Articles”, “Sections” and “Schedules” are references to Articles, Sections of, and Schedules to and forming part of, this Agreement;

(e)	the division of this Agreement into Articles, Sections, paragraphs, Schedules and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement; and

(f)	where in this Agreement a term is defined, a derivative of that term shall have a corresponding meaning.
ARTICLE 2
FORMATION OF PARTNERSHIP
2.1 The General Partner and the Initial Limited Partner have agreed to and hereby do establish the Partnership as a limited partnership pursuant to the laws of the Province of Alberta and the provisions of this Agreement.

2.2 A person shall become a Limited Partner of the Partnership upon acceptance by the General Partner of that person’s subscription for Class A Units.
2.3 Except as provided in this Agreement, no action or consent by any other Limited Partner shall be required for the admission of any new Limited Partners.
2.4 As soon as practicable following the execution hereof, the General Partner shall cause to be executed and filed the Certificate and such other certificates, instruments and documents as may be required under the Partnership Act or other laws of the Province of Alberta to evidence the formation of the Partnership and the admission of the Initial Limited Partner to the Partnership or otherwise. The General Partner and each Limited Partner shall execute and deliver as promptly as possible any documents that may be necessary or desirable to accomplish the purposes of this Agreement or to give effect to the formation and continuance of the Partnership under applicable laws. The General Partner shall take all necessary actions on the basis of information available to the General Partner in order to maintain the status of the Partnership as a limited partnership.
ARTICLE 3
NAME, PLACE OF BUSINESS AND DURATION OF PARTNERSHIP
3.1 The name of the Partnership shall be “Terra Water Systems Limited Partnership” or such other name or names as the General Partner may from time to time deem appropriate to comply with the laws of the jurisdictions in which the Partnership may carry on business. The General Partner shall have the right to change the name of the Partnership and to file an amendment to the Certificate changing the name of the Partnership.
3.2 The principal place of business of the Partnership shall be located at 4200, 150 - 6th Avenue S.W., Calgary, Alberta, T2P 3Y7. The General Partner shall have the right to change the office and place of business of the Partnership from time to time in its sole discretion.
3.3 The term of the Partnership commenced August 15th, 2006 and shall continue indefinitely pursuant to the provisions of the Partnership Act and this Agreement until such time as the Partnership is dissolved or wound-up by the express written mutual agreement of the Partners or under the provisions for dissolution and winding up contained herein.
ARTICLE 4
BUSINESS PURPOSES
4.1 The Partnership has the business purpose of carrying on all aspects of an oil and gas (and other energy sources) services entity, of any nature or kind which shall include but not be limited to:
(a)	to create and develop technically innovative equipment and procedures for use in the design, manufacture, production, sale, service and rental or lease of portable water and wastewater treatment and disposal equipment business;

(b)	the design, manufacture, production, sale, service and rental or lease of portable water and wastewater treatment and disposal equipment;

(c)	drilling or servicing of oil and gas (or any other energy source) wells;

(d)	all services related to the drilling or servicing of oil and gas (or any other energy source) wells; and

(e)	to carry on any other business which, in the sole determination of the General Partner, should be carried on by the Partnership;

(collectively, the “Business”).
4.2 The purposes of the Partnership set forth in Section 4.1 and the powers vested in the General Partner pursuant to Section 9.2 shall be construed as both purposes and powers of the Partnership. The Partnership shall have, without limitation, the power to do any and every act and thing necessary, convenient or incidental to the accomplishment of the purposes of the Partnership.
4.3 The Partnership shall not carry on business in any jurisdiction unless the General Partner has taken all steps which may be required by the laws of that jurisdiction for the Limited Partners to benefit from the limited liability provisions applicable in such jurisdiction. The Partnership shall not carry on business in any jurisdiction in which the laws do not recognize the liability of the Limited Partners to be limited unless, in the opinion of the General Partner, the risks associated with the possible absence of limited liability in such jurisdiction are not significant considering the relevant circumstances.
4.4 The Partnership shall carry on business in such a manner as to ensure, to the greatest extent possible, the limited liability of the Limited Partners, and the General Partner shall register the Partnership in other jurisdictions where the General Partner considers it appropriate to do so.
4.5 The Partnership shall not carry on any active business, other than the Business, provided that the foregoing shall not be interpreted so as to prevent the Partnership from investing and re-investing its funds.
4.6 Except as otherwise specifically provided in this Agreement, the Partnership shall hold the property of the Partnership and apply it exclusively for the purposes of the Partnership in accordance with this Agreement.
4.7 The General Partner is authorized to take legal title in its name to any or all property of the Partnership, which will be held in trust for the Partnership, but with authority to replace and dispose of it as deemed prudent in the conduct of the business and affairs of the Partnership.
ARTICLE 5
UNIT HOLDINGS
5.1 The authorized capital of the Partnership on the date on which the Certificate is filed in accordance with Section 2.4 shall initially consist an unlimited number of Class A Units.
5.2 The Initial Limited Partner hereby subscribes for 990 Class A Units for an aggregate capital contribution of $990 and such subscription is accepted by the General Partner.
5.3 The General Partner hereby subscribes for 10 Class A Units for an aggregate capital contribution of $10 and such subscription is accepted by the General Partner.
5.4 Each Partnership Unit shall rank equally with all other Partnership Units of the same class or series and shall entitle the holder thereof to the same rights and obligations as the holder of any other Partnership Unit of the same class or series and no Limited Partner shall be entitled to any privilege, priority or preference hereunder in relation to any other Limited Partner holding Partnership Units of the same class or series.
5.5 The General Partner may admit from time to time additional Limited Partners, provided that such Limited Partners execute and deliver to the General Partner a Subscription Form and Power of Attorney, substantially in the form attached hereto as Schedule “B” or such other form acceptable to the General Partner. A subscriber for Partnership Units shall become a Limited Partner upon the acceptance of the Subscription Form and Power of Attorney by the General Partner and the filing of an amended Certificate to include the subscriber as a Limited Partner. The General Partner shall have the discretionary right to reject any proposed Limited Partner’s subscription and restrict the number of Partnership Units to be issued to a subscriber.
5.6 From time to time as soon as conveniently possible following the admission or retirement of any Limited Partners, an amended Certificate shall be filed in accordance with the Partnership Act, evidencing the interest in the Partnership of all Limited Partners.
5.7 Capital Contributions may be made in the form of property, money or the conversion or forgiveness of indebtedness owing to a Partner by the Partnership.
5.8 In the event that a Limited Partner fails to make a required payment in connection with a subscription for Units upon the date required or within 14 days thereafter then the interest of the Limited Partner represented by such Units subscribed for in the Partnership will be immediately terminated and all money paid in connection with that subscription by the Limited Partner to the Partnership shall absolutely belong to the Partnership as liquidated damages and the General Partner is authorized to use the Power of Attorney granted hereunder to amend any certificates or other documents to reflect such termination.
ARTICLE 6
ACCOUNTS AND ALLOCATIONS
6.1 A capital account shall be established for each Partner on the books of account of the Partnership which shall initially be credited with each Partner’s Capital Contribution. The capital accounts shall also be credited with any additional Capital Contributions made by the Partners and shall be charged with any distributions to the respective Partners from time to time during any Fiscal Year. The capital account of each Partner shall be credited or charged with its respective share of the net profit or net loss of the Partnership in accordance with Section 6.5.
6.2 No Partner shall have the right to withdraw any amount or receive any distribution from the Partnership, except as expressly provided in this Agreement, or except as approved by an Extraordinary Resolution of the Partners.
6.3 No interest shall be paid to any Partner on any amount in its capital account. Partners may loan money to or otherwise become a creditor of the Partnership, which activity will in no way impact upon or be impacted by their status as a Partner, and may charge interest thereon, which interest shall not be considered as a capital distribution from the Partnership.
6.4 The net profit or net loss of the Partnership for each Fiscal Year shall be determined in accordance with generally accepted accounting principles and shall be binding upon the Partners.
6.5 The net profit or net loss for each Fiscal Year of the Partnership shall be credited or charged to the respective capital accounts of the Partners. The holders of Partnership Units shall be entitled to an allocation of the net profit or net loss for each Fiscal Year of the Partnership in proportion to their respective holding of Units on the last day of the Fiscal Year. Any other amounts attributable to the Partnership (including a share of expenses or expenditures) for each Fiscal Year of the Partnership shall be allocated to the Limited Partners in proportion to their respective holding of Units.
6.6 Amounts accrued or required to be allocated pursuant to Section 6.5 shall be allocated to the Partners simultaneously as of the end of the last day of each Fiscal Year of the Partnership to those Partners who are Partners at the end of the last day of the particular Fiscal Year. Until the Partnership has been dissolved, the General Partner shall cause the Partnership to distribute, from time to time, the amount by which the Available Cash exceeds the Reserves at such Fiscal Year End.
6.7 Partners shall look solely to the assets of the Partnership for the return of their respective Capital Contributions or any other capital distributions with respect to their Units. If the assets remaining after payment or discharge, or provision for payment or discharge, of the debts and liabilities of the Partnership are insufficient to return the Capital Contributions or to make any other capital distribution to the Partners, a Partner shall not have any recourse against the assets of any other Partner for that purpose.
ARTICLE 7
MANAGEMENT OF THE PARTNERSHIP
7.1 The General Partner shall be responsible for the management, control and operation of the business of the Partnership and to do or cause to be done in a prudent and reasonable manner any and all acts necessary, appropriate or incidental to the business of the Partnership and shall have full, exclusive and complete discretion in the management and operation of the business of the Partnership. In this regard the General Partner may retain the services of third parties to assist it in fulfilling its responsibilities hereunder.
7.2 In consideration for performing the management services for the Partnership, the General Partner shall be entitled to a fixed allocation per month from the Partnership during the Fiscal Year of the Partnership equal to a sum to be allocated as may be determined by an Ordinary Resolution of the Partners. The General Partner shall also be reimbursed for its expenses incurred on behalf of the Partnership as contemplated in Article 8.
7.3 No Limited Partner, as such, shall take part in the management or control of the business of the Partnership or transact any business for the Partnership nor does any Limited Partner, in that capacity, have the power to sign for or bind the Partnership.
ARTICLE 8
REIMBURSEMENT OF THE GENERAL PARTNER
8.1 All costs and expenses incurred by the General Partner in managing the Partnership and its business shall be for the account of the Partnership and where the capital of the Partnership at any particular time is insufficient for the satisfaction of amounts outstanding, the General Partner may from time to time and as necessary, advance amounts to the Partnership to allow the Partnership to meet its obligations. There is no obligation on the General Partner to advance any amount to the Partnership.
8.2 The General Partner may from time to time incur expenses on behalf of and for the account of the Partnership in connection with the management, control and operation of the Partnership and its business, and any such expenses incurred by the General Partner on behalf of or for the account of the Partnership shall be reimbursed by the Partnership or, in the event that funds on hand are insufficient for such reimbursement, shall be considered an advance to the Partnership in accordance with Section 8.1.
8.3 The General Partner is entitled to reimbursement by the Partnership of all costs and expenses that are incurred by the General Partner for the account of the Partnership (other than the costs paid by the General Partner for services provided to it by its officers, directors or shareholders) and any advance by the General Partner to the Partnership shall bear interest at the rate prescribed by Subsection 14.1(e).
ARTICLE 9
POWERS AND AUTHORITY OF THE GENERAL PARTNER
9.1 The General Partner is the manager of the Partnership and no person dealing with the Partnership is required to inquire into the authority of the General Partner to take any action or to make any decision in the name of the Partnership.
9.2 The General Partner has the power and authority to transact the business of the Partnership and has, without limiting the generality of the foregoing, the power and authority to do anything in respect thereof that a natural person carrying on the same or a similar business would be able to do.
9.3 The General Partner shall be entitled to sell or otherwise dispose of the assets of the Partnership in the ordinary course of business and without the approval of the Limited Partners.
ARTICLE 10
FISCAL YEAR, ACCOUNTING AND REPORTING
10.1 The Fiscal Year of the Partnership runs from January 2 and includes the following January 1, unless an alternative period is selected by an Ordinary Resolution of the Partners.
10.2 The General Partner shall cause the Partnership, in calculating its income or loss for any Fiscal Year, to take the maximum tax deductions available to it for that year, unless an Extraordinary Resolution to the contrary is passed by the Partners.
10.3 The General Partner shall maintain complete and adequate records of all rights and interests acquired for or disposed of by the Partnership, all correspondence relating to the Partnership business and the original records of the statements, bills and other instruments furnished to the Partnership in connection with its business. Such books, records and registers will be kept available for inspection and audit by any Limited Partner or his duly authorized representatives (at the expense of such Limited Partner) during normal business hours at the offices of the General Partner in Calgary, Alberta.
10.4 The General Partner shall:
(a)	maintain adequate records and accounts of all operations and expenditures;

(b)	prepare and send to each Limited Partner annual financial statements including a balance sheet and statement of income, prepared in accordance with generally accepted accounting principles, within one hundred twenty (120) days after the Fiscal Year End; and

(c)	within one hundred twenty (120) days after the Fiscal Year End the General Partner shall forward or cause to be forwarded to each Limited Partner, who was a Limited Partner as at such Fiscal Year End, all necessary income tax reporting information to enable the Limited Partner to file an income tax return with respect to the Limited Partner’s interest in the Partnership with respect to such Fiscal Year.
ARTICLE 11
LIABILITY OF PARTNERS AND INSURANCE
11.1 The General Partner has unlimited liability for the debts, liabilities and obligations of the Partnership to the extent of its assets. The liability of each Limited Partner for the liabilities and obligations of the Partnership is limited to the amount of his Capital Contribution plus his pro rata share of the undistributed assets of the Partnership provided the Limited Partner is not in breach of any term hereof or the provisions of the Partnership Act. A Limited Partner will have no further personal liability for such liabilities and obligations and following the payment of his Capital Contribution will not be liable for any additional assessments or contributions to the Partnership, except that the Limited Partners shall be bound to return to the Partnership such part of any amount distributed to them as may be necessary to restore the capital of the Partnership to its existing amount before such distribution if, as a result of such distribution, the capital of the Partnership is reduced and the Partnership is unable to pay its debts as they become due.

11.2 Except for its own gross negligence or wilful misconduct, the General Partner is not liable to the Limited Partners for:
(a)	any mistake or error in judgment;

(b)	any act or omission believed in good faith to be within the scope of authority conferred by this Agreement; and

(c)	any loss or damage to property of the Partnership caused by circumstances beyond the control of the General Partner.
11.3 The General Partner shall indemnify the Partnership for any damages incurred as a result of an act of gross negligence or wilful misconduct of the General Partner.
11.4 The General Partner will purchase, in the name of the Partnership, liability, casualty and other insurance of such types and coverages as the General Partner considers appropriate.
11.5 It is acknowledged by the Limited Partners that upon dissolution of the Partnership, the Limited Partners may receive undivided interests in the Partnership properties and will thereafter no longer have limited liability with respect to the ownership of such properties.
ARTICLE 12
DISSOLUTION AND TERMINATION
12.1 The Partnership shall dissolve upon the occurrence of any of the following events:
(a)	the removal or deemed resignation of the General Partner, unless the General Partner is replaced as provided hereunder;

(b)	any event which makes it unlawful for the Partnership business to be continued;

(c)	subject to the consent of the General Partner, the passing of an Extraordinary Resolution of the Partners dissolving the Partnership; or

(d)	any event which causes the dissolution of a limited partnership under the laws of the Province of Alberta.
12.2 Dissolution is effective on the day on which the event occurs giving rise to the dissolution, but the Partnership will not terminate until the assets have been distributed. The dissolution, insolvency, bankruptcy, resignation, admission or liquidation of a Partner will not dissolve the Partnership.
12.3 Upon dissolution of the Partnership, the liquidating trustee (which will be the General Partner unless the General Partner is unable or unwilling to act, in which event the liquidating trustee will be selected by Ordinary Resolution) shall proceed diligently to wind up the affairs of the Partnership and distribute the assets of the Partnership in accordance with Section 12.4. Subject to Section 12.4, the liquidating trustee may continue to operate and deal with the properties and undertakings of the Partnership with all of the power and authority of the General Partner. The liquidating trustee will be paid his reasonable fees and disbursements in carrying out its duties as such.
12.4 The liquidating trustee shall settle the Partnership accounts as expeditiously as possible and in the following order shall:

(a)	sell and liquidate the assets of the Partnership as necessary to pay or compromise the liabilities of the Partnership;

(b)	place in escrow a cash reserve fund for contingent liabilities in the amount determined by the liquidating trustee to be appropriate to be held for such period as the liquidating trustee regards as reasonable and then to be distributed pursuant to (c) below; and

(c)	distribute the remaining assets and proceeds of sale to the Partners in accordance with their Sharing Ratio.
ARTICLE 13
CERTIFICATES, ASSIGNMENTS AND TRANSFERS OF UNITS
13.1 The General Partner will issue to each Limited Partner who has remitted his Capital Contribution and whose subscription has been accepted, as provided herein, a certificate of ownership representing his interest in the Partnership. Each such certificate, referred to above, is hereinafter referred to as a “Partnership Certificate” and shall be in such form, consistent with the foregoing, as is described by the General Partner, indicating that the registered owner hereof is the owner of the number of Units represented by his Capital Contribution.
13.2 In the event any Partnership Certificate is lost, mutilated or destroyed, the General Partner shall issue a replacement Partnership Certificate to the Limited Partner upon receipt of evidence satisfactory to the General Partner of such loss, mutilation or destruction and upon receiving such indemnification as it deems appropriate in the circumstances.
13.3 The interest of the General Partner as a general partner of the Partnership may not be transferred without the approval of the Partners given by Extraordinary Resolution, except that such consent is not required for a transfer to a person or entity controlling the General Partner, controlled by the General Partner or controlled by a person or entity controlling the General Partner, provided that the transferee assumes all of the obligations of the General Partner with respect to the Partnership. Any transfer requiring approval as provided herein that is transferred without such approval will not relieve the General Partner of the obligations of the General Partner set forth in this Agreement but otherwise will be valid and effective.
13.4 A Unit may be assigned, subject to applicable securities laws, regulations and orders and subject to compliance with the terms and conditions of this Agreement. Upon a Limited Partner making an assignment of a Unit to any assignee, such assignee shall not be recorded as the holder of the Unit nor, if such assignee is not a Limited Partner, be entitled to become a Limited Partner unless such assignee:
(a)	has surrendered to the General Partner the Partnership Certificate representing the Unit to be transferred;

(b)	has delivered a completed and executed Transfer Form, substantially in the form attached hereto as Schedule “C”, to the General Partner; and

(c)	has agreed in writing to be bound by the terms of this Agreement and to assume the obligations of a Limited Partner under this Agreement.
No such assignee will become a Limited Partner until the assignee’s name is set out in a Certificate. Where the assignee is entitled to become a Limited Partner pursuant to the provisions hereof (such assignee being sometimes referred to as a “substituted Limited Partner”), the General Partner shall be authorized to admit the substituted Limited Partner to the Partnership as a Limited Partner and the Limited Partners hereby consent to the admission of, and will admit, the assignee to the Partnership as a Limited Partner, without further act of the Partners (other than the filing of an amended Certificate).

13.5 If the assignor of a Unit is a firm or corporation, or purports to assign such Unit in any representative capacity, or if an assignment results from the bankruptcy of a Limited Partner or is otherwise involuntary, the assignor or his legal representative shall furnish to the General Partner such documents, certificates, assurances, court orders and other materials as the General Partner may reasonably require to cause such assignment to be effected.
13.6 No assignment of less than a Unit may be made or will be recognized unless the General Partner agrees otherwise.
13.7 A Unit may only be registered in the name of one firm or corporation unless the General Partner agrees otherwise.
13.8 No conveyance or disposition of any description made pursuant to the foregoing provisions of this Article shall relieve the Limited Partner of any obligation which has accrued or was incurred prior to the effective date of such disposition.
ARTICLE 14
CONDUCT OF BUSINESS
14.1 The General Partner agrees to conduct the business of the Partnership in the following manner:
(a)	the General Partner shall conduct the Partnership activities in a good, workmanlike manner, in full compliance with all applicable laws and in accordance with good industry practice;

(b)	the General Partner shall render services to the Partnership or, in its absolute discretion, may contract with third parties, including officers, directors, shareholders and affiliates of the General Partner, for services to be rendered to the Partnership;

(c)	the General Partner shall appoint a Canadian chartered bank as banker for the Partnership, establish a bank account and deposit any monies received and pay all such expenses therefrom on account of the Partnership;

(d)	the General Partner shall not take any action with respect to the property of the Partnership which is not for the benefit of the Partnership;

(e)	if a Partner or an affiliate makes a loan or advance to the Partnership, the Partner or the affiliate shall not receive interest thereon in excess of the amount of interest which the General Partner would have paid had it borrowed the money from an arm’s length third party and the Partner shall not be entitled to any other remuneration or fees in respect of such loan or advance; and

(f)	where services are supplied to the Partnership by the General Partner or an affiliate of the General Partner, the cost of such services to the Partnership shall not exceed the fair market value thereof.
14.2 No cost will be “stepped-up” by reason of transactions between parties not at arm’s length to the General Partner and accordingly all costs charged to the Partnership will be the lowest similar cost incurred by the General Partner or any party not at arm’s length with it.

ARTICLE 15
REPRESENTATIONS
15.1 The General Partner represents that it:
(a)	is a corporation incorporated under the laws of the Province of Alberta;

(b)	is or will become registered and will maintain registration to do business and has or will obtain all requisite licences and permits to carry on the business of the Partnership in all provinces in which Partnership activities render such registration necessary; and

(c)	has the capacity and corporate authority to act as General Partner and the performance of its obligations hereunder as General Partner does not and will not conflict with or breach its constating documents or any agreement by which it is bound.
15.2 Each Limited Partner represents that it has the legal capacity to enter into this Agreement and execute and deliver the Subscription Form and Power of Attorney and any Transfer Form or other documentation as the General Partner may determine.
15.3 The representations contained in this Article shall survive execution of this Agreement and each party is obligated to ensure the continuing accuracy of each representation made by it throughout the continuation of the Partnership.
ARTICLE 16
APPOINTMENT OF SUBSTITUTE GENERAL PARTNER
16.1 The General Partner may only be removed as manager of the Partnership by an Ordinary Resolution of the Partners, in the event of the appointment of a trustee, receiver or liquidator by reason of the bankruptcy, insolvency, liquidation or winding up of the General Partner.
16.2 The General Partner shall be deemed to have resigned thirty (30) days after the Limited Partners have been given notice of the bankruptcy, liquidation or winding up (or the commencement of steps in connection therewith which are not contested in good faith by the General Partner) of the General Partner.
16.3 Removal of the General Partner shall be effective only upon completion of all of the following:
(a)	the appointment by the Partners, by an Ordinary Resolution, of a new General Partner to assume the responsibilities and obligations of the General Partner as manager of the Partnership; and

(b)	the execution by the new General Partner of such documents as may be deemed necessary by the Partnership to give effect to such appointment and thereupon, the new General Partner shall have the sole right to exercise all rights and the sole obligation to perform all obligations of the General Partner.
16.4 The General Partner may resign upon written notice to the Limited Partners and such resignation shall become effective upon the earlier of:
(a)	180 days after such written notice is given; or

(b)	the admission of a new General Partner to the Partnership.

16.5 If the General Partner is removed or resigns as manager of the Partnership:
(a)	the General Partner will do all things and take all steps to effectively transfer the records and management of the Partnership; and

(b)	the new General Partner will file all certificates and amendments to any certificate or other instruments necessary to record the addition of another General Partner or qualify or continue the Partnership as a limited partnership.
16.6 Upon the removal or resignation of the General Partner, the Partnership and the Limited Partners shall release and hold harmless the General Partner from any and all costs, damages, liabilities or expenses incurred by the General Partner or the Partnership in connection with the Partnership business as a result of or arising out of events occurring after such resignation or removal and caused by or deriving from any act of the General Partner, other than its wilful act or omission, or gross negligence, prior to the date of such resignation.
ARTICLE 17
MEETINGS
17.1 The General Partner may secure the written consent or agreement of any Limited Partner to any matter requiring such consent or agreement which may be used in conjunction with votes given at a meeting of Partners or without a meeting of Partners to secure the necessary consent or agreement hereunder.
17.2 The General Partner shall call an annual general meeting of the Partners to be held within 180 days after each Fiscal Year End. In addition, the General Partner may call a meeting of Partners to consider any matter, and shall call a meeting of Partners on receipt of a written request from Partners representing not less than a 25% interest in the Partnership. If the General Partner fails or neglects to call such a meeting within 15 days after receipt of the written request, then any of the Limited Partners which made the request may call the meeting. Every meeting shall be held at the time and place designated by the party calling the meeting in the notice calling the meeting.
17.3 Among the business to be transacted at the annual general meeting, the Limited Partners shall receive and consider the report of the General Partner, the annual financial statements of the Partnership and the auditor’s report thereon, if any.
17.4 Unless otherwise provided herein, any matter to be considered at a meeting of Partners shall be considered by Ordinary Resolution and any Ordinary Resolution or Extraordinary Resolution passed by the Partners pursuant to the provisions of this Agreement shall be binding on all Partners whether or not they voted in favour of such resolution.
17.5 All notices of meetings of Partners shall be given at least seven (7) and not more than twenty-one (21) days prior to the meeting and shall state the time and location of the meeting and shall state briefly the general nature of the business to be transacted thereat. No Extraordinary Resolution shall be passed at any meeting unless the subject matter of such resolution shall have been set out in the notice of meeting. Notice of any meeting may be waived by a Partner.
17.6 The directors, officers and auditors of the General Partner may attend and take part in the discussions and proceedings at any meeting of the Partners.
17.7 Subject to the provisions of Section 17.9, a quorum at any meeting of the Partners will consist of not less than two persons present in person and holding or representing by proxy not less than 50% of the aggregate of the Units owned by all Partners in the Partnership.

17.8 The President for the time being of the General Partner, or in his absence, any Vice-President or Director of the General Partner shall be the chairman of all meetings if he is present thereat, and in the absence of such person, the Limited Partners present in person or represented by proxy at the meeting shall choose, by Ordinary Resolution, a person present to be chairman.
17.9 If a quorum of Partners is not present within 30 minutes from the time fixed for holding such meeting, the meeting will be adjourned by the chairman of the meeting to a date 10 days later unless such day is a non-business day in which case it shall be adjourned to the next following business day thereafter at the same time and place. No notice of the adjourned meeting shall be required other than announcement at the time of adjournment. At the adjourned meeting the Partners present in person or represented by proxy shall form a quorum and may transact the business for which the meeting was originally convened notwithstanding that the Partnership interest held or represented by them may not represent, in the aggregate, more than 50% of the aggregate of the interests of all Partners in the Partnership.
17.10 On any question submitted to a meeting each Partner will be entitled to one vote for each Unit in the Partnership held by such Partner. Except as otherwise specified in this Agreement, questions shall be decided by an Ordinary Resolution approved by a majority of the votes cast at the meeting.
17.11 Votes at meetings of the Partners may be cast personally or by proxy and resolutions will be passed, unless a poll is demanded, by a show of hands. The instrument appointing a proxy shall be in writing under the hand of the person so appointing or his attorney duly authorized in writing, or if the person so appointing is a corporation, under its seal or by an officer or attorney thereof duly authorized and shall be valid for the meeting specified therein or any adjournment thereof. The instrument appointing a proxy shall cease to be valid one year from its date. Any person may be appointed a proxy, whether or not he is a Partner.
17.12 The chairman of the meeting will determine the validity of all instruments of proxy to be utilized at such meeting.
17.13 A vote cast in accordance with the terms of an instalment of proxy will be valid notwithstanding the previous death, incapacity, insolvency, bankruptcy or insanity of the Partner giving the proxy or the revocation of the proxy, provided that no written notice of such death, incapacity, insolvency, bankruptcy, insanity or revocation has been received at the place of meeting prior to the time fixed for holding of the meeting.
17.14 To the extent that the rules and procedures for the conduct of a meeting of the Partners are not prescribed in this Agreement, such rules and procedures shall be determined by the meeting.
ARTICLE 18
AMENDMENT
18.1 This Agreement may be amended in writing on the initiative of the General Partner with the approval of the Partners given by an Extraordinary Resolution provided that this Section 19.1 may not be amended, that this Agreement shall not be amended so as to provide for additional Capital Contributions from any Limited Partner without the approval of such Limited Partner and, in the case of any amendment that, in the opinion of counsel for the Partnership in any way adversely affects any material rights of the General Partner, approval of such amendment by the General Partner.
18.2 Notwithstanding section 18.1, the General Partner may, without prior notice to or consent from any Limited Partner, amend any provisions of this Agreement from time to time:

(a)	for the purpose of adding to the Agreement any further covenants, restrictions, deletions or provisions which in the opinion of counsel to the Partnership are for the protection of the Limited Partners; or

(b)	to cure an ambiguity or to correct or supplement any provisions contained herein which in the opinion of counsel to the Partnership may be defective or inconsistent with any other provisions contained herein, provided the cure, correction or supplemental provision does not and will not adversely affect the interests of Limited Partners; or

(c)	to make such other provisions in regard to matters or questions arising under this Agreement which in the opinion of counsel to the Partnership do not and will not adversely affect the interest of the Limited Partners; or

(d)	to make such amendments or deletions to take into account the effect of the change in, amendment of or repeal of any applicable legislation, which amendments or deletions, in the opinion of counsel to the Partnership, do not and will not adversely affect the interests of the Limited Partners.
18.3 Limited Partners will be notified of full details of any amendments to this Agreement within 30 days of the effective date of the amendment.
ARTICLE 19
NOTICE
19.1 The addresses for service of the parties are as follows:
(a)	General Partner:

1253196 Alberta Ltd.. 4200, 150 - 6th Avenue S.W. Calgary, Alberta T2P 3Y7
(b)	Initial Limited Partner:

Precision Drilling Corporation 4200, 150 - 6th Avenue S.W. Calgary, Alberta T2P 3Y7
          The Initial Limited Partner and any Limited Partner may from time to time change its address for service hereunder by written notice to the General Partner. The General Partner may change its address for service by written notice to the Limited Partners. Any notice provided for in this Agreement or any other notice which a Partner may desire to give to the other Partners, shall be in writing and shall be delivered by:
(a)	personal hand delivery to the addressee or, if such addressee is a body corporate, to an officer of the addressee, or in the absence of an officer, to some other responsible employee of such addressee; or

(b)	telecopier message addressed to the party to whom the notice is to be given at its address for service and will be deemed to be received during normal business hours, providing confirmation of receipt is received, Sundays and statutory holidays excepted.

ARTICLE 20
POWER OF ATTORNEY
20.1 Each Limited Partner hereby irrevocably constitutes and appoints the General Partner, or such other General Partner as from time to time has control over the management of the Partnership, with full power of substitution, as its true and lawful attorney and agent, with full power and authority in its name, place and stead to:
(a)	execute, deliver, swear to, file and record in the appropriate public offices any and all of the following:
(i)	this Agreement, all certificates, amendments to certificates, and other instruments necessary to form, qualify or continue the qualification of the Partnership as a limited partnership in all jurisdictions in which it may conduct business;

(ii)	all instruments and certificates necessary or appropriate to give effect to or to reflect any amendment, change or modification to the Partnership in accordance with the terms of this Agreement;

(iii)	all instruments, conveyances and other documents necessary or appropriate to sell or charge any or all of the assets of the Partnership in accordance with the terms of this Agreement;

(iv)	all conveyances and other instruments or documents necessary to reflect the dissolution and liquidation of the Partnership, including cancellation of any certificates; and

(v)	elections in connection with the business of the Partnership permitted under the ITA, ETA, provincial tax legislation and amendments thereto;
(b)	execute and file with any governmental body or instrumentality thereof the Government of Canada or a Province any documents necessary or appropriate to be filed in connection with the business of the Partnership or in connection with this Agreement.
          The power of attorney granted herein is irrevocable, is a power coupled with an interest and, to the extent permitted by law, is valid and binding on the estate of the Limited Partner and will be exercisable during any subsequent legal incapacity of the Limited Partner, will survive the assignment by the Limited Partner of the whole or any part of the interest of the Limited Partner in the Partnership and extends to and is binding upon the heirs, executors, administrators and other legal representatives, and the successors and assigns of the Limited Partner and may be exercised by the General Partner for and on behalf of the Limited Partner in executing any instrument with a single signature as attorney and agent for each of the Limited Partners and all of them.
          Each Limited Partner agrees and acknowledges that upon his acquisition of Units, that he or it will become a Limited Partner of the Partnership and that as a Limited Partner, he or it shall be bound by the provisions of this Agreement and by any representations and actions made or taken by the General Partner and any successor thereto, while acting in good faith pursuant to the power of attorney hereby granted and will make contributions of capital as required pursuant to this Agreement.

ARTICLE 21
MISCELLANEOUS
21.1 The General Partner and the Limited Partners agree that this Agreement is governed and construed in accordance with the laws of the Province of Alberta.
21.2 This Agreement may be executed in as many counterparts as are deemed necessary by the General Partner, and when so executed, each such counterpart is as valid and binding on all parties hereto as every other such counterpart.
21.3 This Agreement will constitute the entire agreement among the parties and there are no other written or verbal agreements or representations.
21.4 If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to any person or circumstance other than those to which it is held invalid, shall not be affected thereby.
21.5 Each party hereto agrees to do all such things an take all such actions as may be necessary to give full force and effect to the matters contemplated by this Agreement.
21.6 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.
[The remainder of this page is intentionally left blank].

          IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

GENERAL PARTNER
1253196 ALBERTA LTD.

Per:	/s/ Darren J. Ruhr

INITIAL LIMITED PARTNER:

PRECISION DRILLING CORPORATION

Per:	/s/ Doug Strong

SCHEDULE “A”
UNITS AND CAPITAL CONTRIBUTIONS

UNITHOLDER	UNITS	CAPITAL
1253196 Alberta Ltd.	10 Class A Units	$10.00

Precision Drilling Corporation	990 Class A Units	$990.00

SCHEDULE “B”
SUBSCRIPTION FORM AND POWER OF ATTORNEY
TO: 1253196 Alberta Ltd., General Partner of Terra Water Systems Limited Partnership
1. SUBSCRIPTION
          The subscriber hereby subscribes for           Class A Units (at $• per Class A Unit) in Terra Water Systems Limited Partnership (the “Partnership”). The acceptance of this subscription shall be effective upon the due execution by the General Partner of this subscription agreement.
2. POWER OF ATTORNEY
          The subscriber hereby irrevocably constitutes and appoints 1253196 Alberta Ltd., General Partner of the Partnership, or such other General Partner as from time to time has control over the management of the Partnership, with full power of substitution, as its true and lawful attorney and agent, with full power and authority in its name, place and stead to:
(a)	execute, deliver, swear to, file and record in the appropriate public offices any and all of the following:
(i)	the Limited Partnership Agreement, all certificates, amendments to certificates, and other instruments necessary to form, qualify or continue the qualification of the Partnership as a limited partnership in all jurisdictions in which it may conduct business;

(ii)	all instruments and certificates necessary or appropriate to give effect to or to reflect any amendment, change or modification to the Partnership in accordance with the terms of the Partnership Agreement;

(iii)	all instruments, conveyances and other documents necessary or appropriate to sell or charge any or all of the assets of the Partnership in accordance with the terms of the Partnership Agreement;

(iv)	all conveyances and other instruments or documents necessary to reflect the dissolution and liquidation of the Partnership, including cancellation of any certificates; and

(v)	elections in connection with the business of the Partnership permitted under the Income Tax Act (Canada), Excise Tax Act (Canada), provincial income tax legislation and amendments thereto; and
(b)	execute and file with any governmental body or instrumentality thereof of the Government of Canada or a Province any documents necessary or appropriate to be filed in connection with the business of the Partnership, or in connection with the Partnership Agreement.
          The power of attorney granted herein is irrevocable, is a power coupled with an interest and, to the extent permitted by law, is valid and binding on the estate of the undersigned and will be exercisable during any subsequent legal incapacity of the undersigned, will survive the assignment by the undersigned of the whole or any part of the interest of the undersigned in the Partnership and extends to and is binding upon the heirs, executors, administrators and other legal representatives, and the successors and assigns of the undersigned and may be exercised by the General Partner for and on behalf of the

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undersigned in executing any instrument with a single signature as attorney and agent for each of the Limited Partners and all of them.
          The subscriber agrees and acknowledges that upon acceptance of this subscription and registration of the Certificate of Limited Partnership including the subscriber as a Limited Partner, he or it will become a Limited Partner of the Partnership and that as a Limited Partner, he or it shall be bound by the provisions of the Partnership Agreement and by any representations and actions made or taken by the General Partner and any successor thereto, while acting in good faith pursuant to this power of attorney hereby granted and will make contributions of capital as required pursuant to the Partnership Agreement.
3. ACKNOWLEDGMENTS AND CERTIFICATES
          The undersigned hereby represents, warrants, acknowledges, certifies and declares that:
(c)	the undersigned is purchasing the Class A Units hereunder as principal and not as nominee or agent for any other person or in any other capacity;

(d)	the undersigned is not a non-resident of Canada for the purposes of the Income Tax Act (Canada);

(e)	the undersigned is not a “non-Canadian” within the meaning of the Investment Canada Act (Canada); and

(f)	the undersigned has the corporate power to execute this subscription to take all actions required pursuant hereto and to enter into and be bound by the Partnership Agreement, the consummation of the transactions herein contemplated have been duly authorized by all necessary corporate action and this subscription has been duly executed and delivered by the undersigned and is a valid and binding obligation of the undersigned.

LIMITED PARTNER:

Per:

ACCEPTED this                      day of                     , 200     .

1253196 ALBERTA LTD., General Partner of Terra
Water Systems Limited Partnership

Per:

SCHEDULE “C”
TERRA WATER SYSTEMS LIMITED PARTNERSHIP
TRANSFER FORM
          The undersigned, a Limited Partner of Terra Water Systems Limited Partnership (hereafter called the “Partnership ”), hereby transfers, assigns and sells to

(Name of Transferee)

(Residence Address)
all of its right, title and interest as a Limited Partner in the Partnership and constitutes the above-named Transferee as a substituted Limited Partner to the extent of          Class A Units in the Partnership and agrees to execute and deliver to the General Partner any documents required to effect a valid transfer of the said interest in the Partnership (and rights) as necessary or advisable, in the opinion of the General Partner, to preserve the status of the Partnership as a limited partnership. The undersigned agrees that the power of attorney previously granted the General Partner will continue until all certificates, amendments to certificates or other instruments necessary to give effect to this transfer have been executed and filed as required.
          DATED this                      day of                     , 200     .
          The undersigned (being the above-named Transferee) acknowledges that it has read the Partnership Agreement for Terra Water Systems Limited Partnership (as amended from time to time) and accepts this transfer and agrees to be bound, as a Limited Partner in the Partnership, by the terms of the Limited Partnership Agreement.
          The undersigned hereby certifies and declares that it is not non-resident in Canada for purposes of the Income Tax Act (Canada).
          The undersigned agrees to provide to the General Partner all such written assurances as may be requested by the General Partner with respect to the above certificates and declaration.
          The undersigned hereby irrevocably constitutes and appoints the General Partner with full power of substitution as its true and lawful attorney and agent, with full power and authority in its name, place and stead to:
(a)	execute, deliver, swear to, file and record in the appropriate public offices any and all of the foregoing:

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(i)	all certificates, amendments to certificates and other instruments necessary to form, qualify or continue the qualification of the Partnership as a limited partnership in all jurisdictions in which it may conduct business;

(ii)	all instruments and certificates necessary to give effect to or to reflect any amendment, change or modification to the Partnership in accordance with the terms of the Partnership Agreement;

(iii)	all instruments, conveyances and other documents necessary or appropriate to sell or charge any or all of the assets of the Partnership in accordance with the terms of the Partnership Agreement;

(iv)	all conveyances and other instruments or documents necessary to reflect the dissolution and liquidation of the Partnership, including cancellation of any certificates; and

(v)	elections in connection with the business of the Partnership permitted under the Income Tex Act (Canada), Excise Tax Act (Canada), provincial income tax legislation and amendments thereto; and
(b)	execute and file with any government body or instrumentality thereof of the Government of Canada or a Province, any documents necessary or appropriate to be filed in connection with the business of the Partnership or in connection with the Partnership Agreement.
          The power of attorney granted herein is irrevocable, is a power coupled with an interest and, to the extent permitted by law, is valid and binding on the estate of the undersigned and will be exercisable during any subsequent legal incapacity of the undersigned, will survive the assignment by the undersigned of the whole or any part of the interest of the undersigned in the Partnership and extends to and is binding upon the heirs, executors, administrators and other legal representatives, and the successors and assign of the undersigned and may be exercised by the General Partner for and on behalf of the undersigned in executing any instrument with a single signature as attorney and agent for each of the Limited Partners and all of them.
          The undersigned hereby agrees and acknowledges that, upon acceptance of this transfer, he or it will become a Limited Partner of the Partnership on the effective date of this transfer and that as a Limited Partner, shall be bound by the provisions of the Partnership Agreement and by any representations and actions made or taken by the General Partner and any successor thereto, while acting in good faith pursuant to this power of attorney hereby granted and will make contributions of capital as required pursuant to the Partnership Agreement.

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          The effective date of this transfer is the last day of the calendar month next following the month that this transfer is received by the General Partner (or such earlier time as the General Partner may agree to) and the undersigned acknowledges and agrees that the General Partner will not be required to recognize the undersigned as a substituted Limited Partner until the effective date.
          DATED this                      day of                                      , 200     .

LIMITED PARTNER:

Per:

This transfer is accepted by the General Partner in the City of Calgary, in the Province of Alberta, on the                      day of                                         , 200     .

1253196 ALBERTA LTD., General Partner of
Terra Water Systems Limited Partnership

Per: